      As filed with the Securities and Exchange Commission on May 12, 1999
                                                     Registration No. 333-76647
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                Amendment No. 2

                                       to

                                   FORM S-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          YARDVILLE NATIONAL BANCORP
            (Exact Name of Registrant as Specified in its Charter)

              NEW JERSEY                                        22-2670267
    (State or Other Jurisdiction of                          (I.R.S. Employer
     Incorporation or Organization)                       Identification Number)

                            3111 Quakerbridge Road
                         Mercerville, New Jersey 08619
                                (609) 585-5100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                Patrick M. Ryan
                     President and Chief Executive Officer
                          Yardville National Bancorp
                            3111 Quakerbridge Road
                             Mercerville, NJ 08619
                                (609) 585-5100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                With Copies to:


 Brian S. Vargo, Esquire                           John F. Bales, III, Esquire
  Pepper Hamilton LLP                              Morgan, Lewis & Bockius LLP
 3000 Two Logan Square                                 1701 Market Street
  18th and Arch Streets                              Philadelphia, PA 19103
 Philadelphia, PA 19103

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If the registrant elects to deliver a copy of its latest annual report to securityholders or a complete and legible facsimile thereof, pursuant to item 11(a)(1) of this form, check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
===================================================================================================

                                                Proposed            Proposed
                                                 Maximum             Maximum           Amount of
   Title of Shares to be     Amount to be    Offering Price         Aggregate         Registration
        Registered            Registered        Per Unit         Offering Price           Fee
---------------------------------------------------------------------------------------------------
Common Stock (1) .........    1,610,000       $   12.75(2)       $  20,527,500(2)      $  5,707(3)

===================================================================================================

(1) Includes 210,000 shares that may be sold pursuant to the over-allotment option granted to the underwriters.
(2) Estimated in accordance with Rule 457(c), based upon the average of the high and low prices of the common stock as reported by the Nasdaq National Market System on April 15, 1999 for purposes of calculating the registration fee.
(3) Previously paid with initial filing.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of New Jersey on May 12, 1999.


                                        YARDVILLE NATIONAL BANCORP

                                        By: /s/ Patrick M. Ryan
                                          ------------------------------------

                                          Patrick M. Ryan
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated above.

     SIGNATURES                                            TITLE
     ----------                                            -----
/s/ Jay G. Destribats*                Chairman of the Board and Director
-----------------------------
Jay G. Destribats

/s/ Patrick M. Ryan                   President and Chief Executive Officer (Principal
-----------------------------         Executive Officer) and Director
Patrick M. Ryan

/s/ Stephen F. Carman*                Treasurer and Secretary (Principal Financial Officer
-----------------------------         and Principal Accounting Officer)
Stephen F. Carman

/s/ C. West Ayres*                    Director
-----------------------------
C. West Ayres

/s/ Elbert G. Basolis, Jr.*           Director
-----------------------------
Elbert G. Basolis, Jr.

/s/ Lorraine Buklad*                  Director
-----------------------------
Lorraine Buklad

/s/ Anthony M. Giampetro*             Director
-----------------------------
Anthony M. Giampetro

/s/ Sidney L. Hofing*                 Director
-----------------------------
Sidney L. Hofing

/s/ James J. Kelly*                   Director
-----------------------------
James J. Kelly

/s/ Gilbert W. Lugossy*               Director
-----------------------------
Gilbert W. Lugossy

/s/ Louis R. Matlack*                 Director
-----------------------------
Louis R. Matlack

/s/ Weldon J. McDaniel, Jr.*          Director
-----------------------------
Weldon J. McDaniel, Jr.

/s/ F. Kevin Tylus*                   Director
-----------------------------
F. Kevin Tylus

*By: /s/ Patrick M. Ryan
     ------------------------
     Patrick M. Ryan,
     Attorney-in-Fact

                               INDEX TO EXHIBITS


            Exhibit
            Number                                   Description                                  Page
           --------  --------------------------------------------------------------------------  -----
              1      Form of Underwriting Agreement
 (H)          3.1    Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment thereto filed on March 6, 1998
 (B)          3.2    By-Laws of the Company
 (B)          4.1    Specimen Share of Common Stock
 (I)          4.2    See Exhibits 3.1 and 3.2 for the Registrant's Certificate of Incorpora-
                     tion and By-Laws, which contain provisions defining the rights of stockholders of the Registrant
 (I)          4.3    Amended and Restated Trust Agreement dated October 16, 1997, among the Registrant, as depositor, Wilmington Trust Company, as property trustee, and the Administrative Trustees of Yardville Capital
                     Trust
 (I)          4.4    Indenture dated October 16, 1997, between the Registrant and
                     Wilmington Trust Company, as trustee, relating to the Registrant's
                     9.25% Subordinated Debentures due 2027
 (I)          4.5    Preferred Securities Guarantee Agreement dated as of October 16,
                     1997, between the Registrant and Wilmington Trust Company, as trustee, relating to the Preferred Securities of Yardville Capital Trust
              5      Opinion of Pepper Hamilton LLP
 (L)          10.1   Employment Contract between Registrant and Patrick M. Ryan.
 (L)          10.2   Employment Contract between Registrant and Jay G. Destribats
 (L)          10.3   Employment Contract between Registrant and Stephen F. Carman
 (L)          10.4   Employment Contract between Registrant and James F. Doran
 (L)          10.5   Employment Contract between Registrant and Richard A. Kauffman
 (L)          10.6   Employment Contract between Registrant and Mary C. O'Donnell
 (L)          10.7   Employment Contract between Registrant and Frank Durand III
 (D)          10.8   Salary Continuation Plan for the Benefit of Patrick M. Ryan
 (D)          10.9   Salary Continuation Plan for the Benefit of Jay G. Destribats
 (E)          10.10  1988 Stock Option Plan
 (L)          10.11  Employment Contract between Registrant and Thomas L. Nash
 (A)          10.12  Directors' Deferred Compensation Plan
 (B)          10.13  Lease Agreement between Jim Cramer and the Bank dated November
                     3, 1993
 (L)          10.14  Lease Agreement between Carduners Property Partnership and the
                     Bank
 (A)          10.15  Agreement between the Lalor Urban Renewal Limited Partnership and the Bank dated October, 1994
 (C)          10.16  Survivor Income Plan for the Benefit of Stephen F. Carman
 (C)          10.17  Lease Agreement between Devon Inc. and the Bank dated as of
                     February 9, 1996
 (F)          10.18  1997 Stock Option Plan
 (L)          10.19  Employment contract between Registrant and Howard N. Hall
 (L)          10.20  Employment contract between Registrant and Sarah J. Strout
 (L)          10.21  Employment contract between Registrant and Nina D. Melker

               Exhibit
               Number                                 Description                             Page
           --------------  ----------------------------------------------------------------  -----
 (L)          10.22      Employment contract between Registrant and Timothy J. Losch
 (G)          10.23      Survivor Income Plan for the Benefit of Timothy J. Losch
 (G)          10.24      Lease Agreement between the Ibis Group and the Bank dated July
                         1997
 (H)          10.25      Lease agreement between Hilton Realty Co. of Princeton and the
                         Bank dated March 31, 1998
 (H)          10.26      1994 Stock Option Plan
 (J)          10.27      Lease agreement between Crestwood Construction and the Bank dated May 25, 1998
 (J)          10.28      Lease Agreement between Carduners Property Partnership and the
                         Bank
 (K)          10.29      Yardville National Bank Employee Stock Ownership Plan
 (L)          10.30      Lease agreement between Sycamore Street Associates and the Bank dated October 30, 1998
 (L)          21         List of Subsidiaries of the Registrant.
            **23.1       Consent of KPMG LLP
              23.2       Consent of Pepper Hamilton LLP (included in Exhibit 5)
            **24         Power of Attorney


------------

 * To be filed by Amendment.
** Previously filed.


(A) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB/A filed on July 25, 1995.

(B) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-78050).

(C) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for fiscal year ended December 31, 1995.

(D) Incorporate by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(E) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as amended by Form 10-Q/A filed on August 15, 1997.

(F) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration NO. 333-28193).

(G) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(H) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as amended by Form 10-Q/A filed June 9, 1998.

(I) Incorporated by reference to the Registrant's Registration Statement on Form S-2 (Registration Nos. 333-35061 and 333-35061-01).

(J) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(K) Incorporated by reference to the Registrant's Registration Statement of Form S-8 (Registration No. 333-71741).

(L) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Form 10-K/A filed on April 20, 1999.